Filed pursuant to Rule 433
Registration No. 333-134553

Final Note Terms
15Yr NC 3m Lehman NON-Inversion Note

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings (A1, A+, A+)

Principal Amount:	USD 12,000,000

CUSIP:	52517PM24

Trade Date:	September 14, 2006

Issue Date:	September 29, 2006

Maturity Date:	September 29, 2021, subject to Issuer’s Call Option.

Issue Price:	95.5%

Redemption Price:	100.0%

Coupon:	For each Interest Calculation Period commencing on or after:

The Issue Date to but excluding September 29, 2011:

7.00% × Interest Accrual Factor

September 29, 2011 to but excluding September 29, 2016:

9.00% × Interest Accrual Factorr

September 29, 2016 to but excluding the Maturity Date:

15.00% × Interest Accrual Factor

Subject to a minimum Coupon of 0.00%

Interest Calculation Period:

Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Calculation Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Calculation Period)

Daycount Basis:	Unadjusted modified following 30/360

Interest Payment Dates:	Quarterly on the 29Pth of each December, March, June and September, starting on December 29, 2006 and ending on the Maturity Date, subject to Issuer’s Call Option

Interest Accrual Factor:

For any Interest Calculation Period, the number of calendar days (including non Business Days) in respect of which SPREAD REF is greater than or equal to 0.00% during that Interest Calculation Period divided by the total number of calendar days (including non Business Days) in the Interest Calculation Period.

SPREAD REF:	For any day in an Interest Calculation period (subject to the Rate Cut Off):

SPREAD REF = 30yr CMS Rate – 2yrr CMS Rate

30yr CMS Rate:

On any Business Day during an Interest Calculation Period, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006

2yr CMS Rate:

On any Business Day during an Interest Calculation Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a Business Day will be SPREAD REF for the immediately preceding Business Day. SPREAD REF in effect on the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Issuer’s Call Option:

The Issuer has the right on every Interest Payment Date commencing on or after December 29, 2006, provided that the Issuer gives 5 Business Days notice to the investor, to call the Note at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.

Business Days:	New York

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

Denomination:	US$1,000/1,000

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006.

Historical Levels of the 30yr CMS Rate and 2yr CMS Rate

The following shows for illustrative purposes the 30yr CMS Rate and the 2yr CMS Rate in effect on the hypothetical historical Interest Payment Dates listed below; the Coupon payable on any Interest Payment Date for the Notes, however, will be determined based on the 30yr CMS Rate and the 2yr CMS Rate in effect on each day during the related Interest Calculation Period.  The historical experience of the 30yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 30yr CMS Rate and 2yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 30yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Dates	30yr CMS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF: 30yr CMS Rate — 2yr CMS Rate (in %)
6/29/2006	5.869	5.675	0.194
3/29/2006	5.429	5.237	0.192
12/29/2005	5.07	4.829	0.241
9/29/2005	4.991	4.514	0.477
6/29/2005	4.699	4.006	0.693
3/29/2005	5.355	4.275	1.08
12/29/2004	5.334	3.493	1.841
9/29/2004	5.191	2.962	2.229
6/29/2004	5.762	3.244	2.518
3/29/2004	5.121	1.917	3.204
12/29/2003	5.349	2.142	3.207
9/29/2003	5.32	1.885	3.435
6/30/2003	4.826	1.524	3.302
3/28/2003	5.216	1.823	3.393
12/30/2002	5.122	1.903	3.219
9/30/2002	5.109	2.098	3.011
6/28/2002	6.01	3.242	2.768
3/28/2002	6.401	4.142	2.259
12/28/2001	6.294	3.622	2.672

9/28/2001	5.877	3.369	2.508
6/29/2001	6.55	4.832	1.718
3/29/2001	6.322	4.879	1.443
12/29/2000	6.321	5.845	0.476
9/29/2000	6.981	6.702	0.279
6/29/2000	7.261	7.211	0.05
3/29/2000	7.351	7.243	0.108
12/29/1999	7.289	6.766	0.523
9/29/1999	7.103	6.292	0.811
6/29/1999	6.854	6.149	0.705
3/29/1999	6.301	5.474	0.827
12/29/1998	5.815	5.206	0.609
9/29/1998	5.829	4.948	0.881
6/29/1998	6.089	5.866	0.223
3/30/1998	6.37	5.999	0.371
12/29/1997	6.318	6.03	0.288
9/29/1997	6.72	6.145	0.575
6/30/1997	7.124	6.363	0.761
3/31/1997	7.433	6.675	0.758
12/30/1996	6.899	5.983	0.916
9/30/1996	7.328	6.284	1.044
6/28/1996	7.292	6.314	0.978
3/29/1996	7.097	5.965	1.132
12/29/1995	6.339	5.346	0.993
9/29/1995	6.905	6.018	0.887
6/29/1995	7.102	6.059	1.043
3/29/1995	7.863	6.954	0.909
12/29/1994	8.375	8.143	0.232
9/29/1994	8.4	6.864	1.536
6/29/1994	8.091	6.382	1.709
3/29/1994	7.63	5.432	2.198
12/29/1993	6.914	4.331	2.583
9/29/1993	6.636	3.969	2.667
6/29/1993	7.342	4.204	3.138
3/29/1993	7.605	4.182	3.423
12/29/1992	7.744	4.863	2.881
9/29/1992	7.703	4.009	3.694